Exhibit 99.1

For Immediate Release Media Tareta Adams (224) 212-2535 Financial Community Lynn McHugh (224) 212-2363

HOSPIRA REPORTS FIRST-QUARTER 2005 RESULTS

— Reaffirms Projections for 2005 Full Year —

LAKE FOREST, Ill., May 12, 2005 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today reported results for the first quarter ended March 31, 2005.

First-Quarter 2005 Financial Summary

•                  Net sales were $662.1 million, 6.6 percent above the first quarter of 2004.

•                  Net income was $77.2 million, compared to $65.0 million in the same quarter of 2004. Diluted earnings per share were $0.49 versus $0.42 in the prior year’s first quarter.

•                  Included in earnings are $0.05 per share for non-recurring transition expenses related to building the company’s independent infrastructure, and $0.01 per share for an asset impairment charge related to the sale of the Salt Lake City critical care manufacturing facility and certain equipment and inventory to ICU Medical.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

“We are off to an excellent start to the year,” said Christopher B. Begley, chief executive officer, Hospira. “Our performance is very much on track with our expectations for 2005, a year in which we not only expect to continue to set the stage for increased growth longer term, but also to make substantial progress on our transition activities.”

Significant Events for the First Quarter

•                  Signed a manufacturing, commercialization and development agreement for the Hospira critical care product line with ICU Medical and the related asset purchase agreement for the sale of the Salt Lake City manufacturing facility. Hospira will retain worldwide commercial responsibility — including sales, marketing, customer contracting, customer service and distribution — for its critical care product line. The transaction subsequently closed on May 1, 2005.

•                  Announced a development agreement with Bridge Medical to create a new, wireless point-of-care medication management solution linking the Hospira MedNet™ software with the Bridge MedPoint™
barcode-enabled point-of-care system.

•                  Agreed to terms with Berlex Laboratories regarding the “wind-down” of Hospira’s contract to distribute Berlex’s imaging agents. It is still anticipated that the relationship will end in the second quarter of 2005.  Hospira anticipates sales in 2005 will be approximately $60 million to $65 million — all recorded in the first half of the year.

•                  Finalized the transition schedule for the country-by-country purchase of the International assets from Abbott Laboratories, expected to be completed by the first half of 2006.

Financial and Operating Review

Results for the first quarter of 2005 reflect the company’s status as an independent public company; the first quarter of 2004, which was prior to the spin-off, reflects results for the business operated as a part of Abbott.

Certain results in this press release are discussed on both a generally accepted accounting principles (GAAP) and a non-GAAP (adjusted) basis. A description and reconciliation of the adjusted financial information to the most comparable GAAP measurement is provided in the section ”Use of Non-GAAP Financial Measures” contained in this press release.

Consolidated net sales in the first quarter of 2005 increased 6.6 percent to $662.1 million, compared to $621.2 million in the first quarter of 2004. The specialty injectable pharmaceuticals and contract manufacturing product lines reported particularly strong sales. (A schedule detailing sales by product line for the first quarters of 2005 and 2004 is attached to this press release.)

In the first quarter of 2005, when compared to last year’s same period, net sales primarily were favorably affected by:

•                  Volume and mix, representing 5.6 percentage points of the growth;

•                  Foreign currency translation, which contributed $4.1 million, or 0.7 percentage points, of the increase; and

•                  Favorable pricing on sales to third parties, representing 0.4 percentage points of the growth in consolidated net sales.

Gross profit in the quarter was $217.8 million, an increase of 29.4 percent from $168.3 million in the same period last year. Gross margin in the first quarter of 2005 was 32.9 percent, compared to 27.1 percent in the prior year’s first quarter. Adjusted* gross profit was $220.9 million in the first quarter of 2005, or 33.4 percent of sales. The adjusted* gross margin increase was primarily attributable to:

•                  Improved volume and product mix — 1.9 percentage points,

•                  The changes in certain employee post-retirement benefit plans announced at the end of the second quarter of 2004 — 1.8 percentage points,

•                  Manufacturing productivity — 1.5 percentage points, and

•                  The inclusion of a profit on the sales to Abbott subsequent to the spin-off — 1.4 percentage points. (Sales to Abbott were recorded at cost for the first quarter of 2004.)

The increases were partially offset by additional depreciation of (0.8) percentage points resulting from the 2004 revision in the estimated useful life for certain drug delivery pumps placed with customers.

Research and development (R&D) expense rose 16.1 percent in the quarter to $28.4 million, or 4.3 percent of sales, compared to $24.4 million, or 3.9 percent of sales, in the first quarter of 2004. The company continues to increase its investment in R&D as part of its stated strategy to drive higher sales growth.

Selling, general and administrative (S,G&A) expense in the quarter was $81.9 million, compared to $57.5 million in the 2004 first quarter. As a percentage of sales, S,G&A was 12.4 percent in the first quarter of 2005, compared to 9.3 percent in 2004. Adjusted* S,G&A expense in the first quarter of 2005 was $72.0 million, or 10.9 percent of sales. As expected, the increase in the adjusted* S,G&A was driven by the ongoing, incremental costs associated with being an independent, public company that were not required when the business was part of Abbott.

Income from operations in the quarter was $107.5 million, compared to $86.4 million in the first quarter of 2004. Adjusted* income from operations in the quarter was $120.7 million, an increase of 39.1 percent over the first quarter of 2004. The operating margin for the first quarter of 2005 was 16.2 percent, compared to 13.9 percent for the same period in 2004. The adjusted* operating margin for the first quarter of 2005 was 18.2 percent. The increase was attributable to the improvement in gross margin, partially offset by higher R&D and S,G&A spending.

Interest expense in the first quarter of 2005 was $7.2 million, compared to no interest expense in the same period of 2004. The increase was primarily due to interest paid on the senior unsecured notes that were issued in June 2004.

Net income in the quarter was $77.2 million, compared to $65.0 million in the first quarter of 2004. Adjusted* net income for the quarter increased 33.5 percent to $87.2 million, from $65.3 million in 2004. The tax rate for the first quarter of 2005 was 24.0 percent, the same as the tax rate in last year’s first quarter.

Results by Geographic Segment

Net sales in the United States grew 5.7 percent in the first quarter of 2005 to $550.4 million, from $520.9 million in the same quarter of 2004. Income from operations in the first quarter of 2005 was $98.2 million, compared to $80.1 million last year.

In the International segment, net sales were $111.7 million, an 11.4 percent increase from last year’s $100.3 million, due to increased sales to Abbott and the benefit of foreign exchange. Excluding the $4.1 million benefit from foreign currency translation, net sales in the segment increased 7.3 percent, primarily due to an increase in the sales to Abbott. Income from operations in the first quarter of 2005 was $21.7 million, compared to $17.4 million in the same quarter of 2004.

Cash Flow Items

Cash flow from operations for the first quarter of 2005 was $90.4 million, compared to $72.3 million in last year’s first quarter. The increase was primarily driven by higher net income.

Depreciation and amortization expense was $40.6 million for the quarter, compared to $38.1 million for the same period in 2004.

Capital expenditures were $50.1 million for the quarter, compared to $59.1 million for the first quarter of 2004. The decrease is due to the timing of spending.

2005 Projections

Hospira continues to project that annual revenue for the fiscal year 2005 will be approximately $2.5 billion. The company also reaffirmed that diluted earnings per share are projected to be in the range of $1.21 to $1.28, including estimated non-recurring transition expenses described below and the charges related to the previously announced transaction with ICU Medical.

Adjusted* diluted earnings per share for 2005, which exclude the non-recurring transition expenses and the charges related to the ICU Medical transaction, are projected to be in the range of $1.53 to $1.60.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted*	$1.53 - $1.60

Non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.21 to $0.25 per diluted share range for 2005)	$(0.23)

Charges for ICU Medical transaction (approximately $20 million on a pre-tax basis)	$(0.09)

Diluted earnings per share — GAAP basis	$1.21 - $1.28

The earnings per share projection on both a GAAP and adjusted basis do not include the effect of any future decision to repatriate foreign earnings under the Jobs Creation Act of 2004, or the expensing of stock options. The company expects to implement the accounting standard related to stock option expensing on Jan. 1, 2006.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that is considered non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses related to becoming an independent, stand-alone company and charges related to the ICU Medical transaction.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the first quarter of 2005, Hospira incurred non-recurring pre-tax transition expenses of $10.7 million ($8.2 million, or $0.05 per share, after tax) related to establishing an independent infrastructure. The company has previously stated that these non-recurring transitional expenses are expected to total approximately $100 million over the 24-month period ending April 30, 2006. A total of $43.1 million of these costs have been incurred through March 31, 2005.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time, Thursday, May 12, 2005. A live webcast of the conference call will be available at www.hospira.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. Created from the core global hospital products business of Abbott Laboratories in April 2004, Hospira is a new company with 70 years of service to the hospital industry. The company’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 –
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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Hospira, Inc.

Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended March 31
	2005	2004		% Change
Net sales	$616,695	$575,198		7.2
Net sales to Abbott Laboratories	45,366	46,020		(1.4)
Total Net Sales	662,061	621,218		6.6

Cost of products sold	444,285	452,879		(1.9)
Gross Profit	217,776	168,339		29.4

Research and development	28,391	24,446		16.1
Selling, general and administrative	81,875	57,510		42.4
Income From Operations	107,510	86,383		24.5

Interest expense	7,169	—		nm
Other (income) expense, net	(1,205)	868		nm
Income Before Income Taxes	101,546	85,515		18.7

Income tax expense	24,371	20,524		18.7
Net Income	$77,175	$64,991		18.7

Earnings Per Common Share:
Basic	$0.49	$0.42	A	16.7
Diluted	$0.49	$0.42	A	16.7

Weighted Average Common Shares Outstanding:
Basic	157,191	156,043	A	0.7
Diluted	158,519	156,043	A	1.6

A — All prior-year earnings per share amounts are based on shares outstanding at the date of the spin-off (April 30, 2004).

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2005				2004					% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted		GAAP	Adjusted

Net sales	$616,695			$616,695	$575,198			$575,198		7.2	7.2
Net sales to Abbott Laboratories	45,366			45,366	46,020			46,020		(1.4)	(1.4)
Total Net Sales	662,061	—		662,061	621,218	—		621,218		6.6	6.6

Cost of products sold	444,285	(3,141	)A	441,144	452,879	(86	)B	452,793		(1.9)	(2.6)
Gross Profit	217,776	3,141		220,917	168,339	86		168,425		29.4	31.2

Research and development	28,391	(108	)B	28,283	24,446	(11	)B	24,435		16.1	15.7
Selling, general and administrative	81,875	(9,919	)B	71,956	57,510	(303	)B	57,207		42.4	25.8
Income From Operations	107,510	13,168		120,678	86,383	400		86,783		24.5	39.1

Interest expense	7,169			7,169	—			—		nm	nm
Other (income) expense, net	(1,205)	—		(1,205)	868	—		868		nm	nm
Income Before Income Taxes	101,546	13,168		114,714	85,515	400		85,915		18.7	33.5

Income tax expense	24,371	3,160		27,531	20,524	96		20,620		18.7	33.5
Net Income	$77,175	$10,008		$87,183	$64,991	$304		$65,295		18.7	33.5

Earnings Per Common Share:
Basic	$0.49	$0.06		$0.55	$0.42	$—		$0.42	C	16.7	31.0
Diluted	$0.49	$0.06		$0.55	$0.42	$—		$0.42	C	16.7	31.0

Weighted Average Common Shares Outstanding:
Basic	157,191	157,191		157,191	156,043	156,043		156,043	C	0.7	0.7
Diluted	158,519	158,519		158,519	156,043	156,043		156,043	C	1.6	1.6

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	32.9%			33.4%	27.1%			27.1%

R&D	4.3%			4.3%	3.9%			3.9%

SG&A	12.4%			10.9%	9.3%			9.2%

Income From Operations	16.2%			18.2%	13.9%			14.0%

Income Before Income Taxes	15.3%			17.3%	13.8%			13.8%

Net Income	11.7%			13.2%	10.5%			10.5%

Income tax rate	24.0%			24.0%	24.0%			24.0%

A — Includes an impairment charge of $2,429 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $712.

B — Non-recurring transition costs.

C — All prior-year earnings per share amounts are based on shares outstanding at the date of the spin-off (April 30, 2004).

Hospira, Inc.

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	March 31 2005	December 31 2004
Assets
Current Assets:
Cash and cash equivalents	$256,786	$127,695
Marketable securities	—	72,438
Net trade receivables	350,548	326,356
Inventory	523,438	518,324
Assets held for sale	20,694	—
Prepaid expenses, deferred income taxes and other receivables	151,196	153,512
Total Current Assets	1,302,662	1,198,325

Net property and equipment	929,823	946,304
Intangible assets, net of amortization	242	1,057
Goodwill	80,973	80,973
Other assets	107,350	116,131
Total Assets	$2,421,050	$2,342,790

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade accounts payable	$104,943	$101,537
Salaries payable and other accruals	288,967	268,615
Due to Abbott, net	139,799	166,042
Total Current Liabilities	533,709	536,194
Due to Abbott, net	14,678	23,100
Long-term debt	693,562	698,841
Post-retirement obligations, deferred income taxes, and other long-term liabilities	105,894	100,736
Commitments and contingencies	—	—
Total Liabilities	1,347,843	1,358,871
Total Shareholders’ Equity	1,073,207	983,919
Total Liabilities and Shareholders’ Equity	$2,421,050	$2,342,790

Hospira, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2005	2004

Cash Flow From (Used in) Operating Activities:

Net income	$77,175	$64,991
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	39,770	37,035
Amortization of intangibles	815	1,091
Trade receivables	(28,753)	(24,072)
Inventories	(8,370)	(22,906)
Prepaid expenses and other assets	1,079	(1,403)
Trade accounts payable and other liabilities	5,675	20,830
Other, net	3,013	(3,288)
Net Cash From Operating Activities	90,404	72,278

Cash Flow From (Used in) Investing Activities:

Acquisitions of property and equipment	(50,065)	(59,088)
Sale of marketable securities	72,438	—
Net Cash From (Used in) Investing Activities	22,373	(59,088)

Cash Flow From (Used in) Financing Activities:

Net transactions with Abbott Laboratories	—	(13,177)
Issuance of long-term debt	1,750	—
Proceeds from stock options exercised	15,338	—
Net Cash From (Used in) Financing Activities	17,088	(13,177)

Effect of exchange rate changes on cash and cash equivalents	(774)	(13)

Net change in cash and cash equivalents	129,091	—
Cash and cash equivalents at beginning of period	127,695	—
Cash and cash equivalents at end of period	$256,786	$—

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended March 31
	2005	2004	Percent Change vs. Prior Year*
U.S. —

Specialty Injectable Pharmaceuticals	$224	$205	9.6
Medication Delivery Systems	188	187	0.7
Injectable Pharmaceutical Contract Manufacturing	50	38	32.1
Sales to Abbott Laboratories	28	36	(22.6)
Other	60	55	8.3

Total U.S.	550	521	5.7

International —

Sales to Third Parties	95	90	4.2
Sales to Abbott Laboratories	17	10	79.5

Total International Sales	112	100	11.4

Consolidated Net Sales	$662	$621	6.6

* Percent change computed based on unrounded numbers.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	Net Sales		% Change	Income from Operations		% Change
	2005	2004		2005	2004

U.S.	$550,390	$520,931	5.7	$98,152	$80,124	22.5

International	111,671	100,287	11.4	21,653	17,352	24.8
Total reportable segments	$662,061	$621,218	6.6	119,805	97,476	22.9
Corporate functions				(12,295)	(11,093)	10.8
Income from operations				107,510	86,383	24.5
Other, net				(5,964)	(868)	nm
Income before income taxes				$101,546	$85,515	18.7